Exhibit 10.03

PLEDGE AGREEMENT

        This pledge agreement (“Pledge Agreement”) is made and entered into as of March 19, 2002, by Multi-Link Telecommunications, Inc., a Colorado corporation (“Pledgor”), for the benefit of Westburg Media Capital L.P. (“Secured Party”).

RECITALS

        A. Pledgor, Multi-Link Communications, Inc., a Colorado corporation (“MLCI”) and Secured Party are parties to that certain Borrowing Agreement dated as of September 25, 1998, as amended by that certain Amendment to Borrowing Agreement dated as of April 15, 1999 and that certain Second Amended Borrowing Agreement dated as of November 17, 1999 (as amended, the “Borrowing Agreement”). Pledgor and MLCI are referred to herein collectively as “Borrower.”

        B. Amounts payable by Borrower to Lender pursuant to the Borrowing Agreement are evidenced by that certain Second Amended Promissory Note, dated November 17, 1999, payable by Borrower to Lender (the “Note”).

        C. Pledgor, MLCI, VoiceLink, Inc., a Georgia corporation (“VoiceLink”), One Touch Communications, Inc., a Colorado corporation (“One Touch”) and Secured Party are parties to that certain Modification and Forbearance Agreement of even date herewith (the “Modification Agreement”). Pledgor, MLCI, VoiceLink and One Touch are referred to herein collectively as “Co-Debtors.”

        D. Pledgor has agreed to pledge the shares of capital stock of VoiceLink and One Touch owned beneficially or of record by Pledgor as security for the Co-Debtors’ obligations under the Loan Documents.

AGREEMENT

        In consideration of the foregoing, Pledgor and Secured Party hereby agree as follows:

        1. Definitions. Except as otherwise defined herein, capitalized terms used herein shall have the meaning set forth in the Borrowing Agreement and other Loan Documents.

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        2. Grant of Security Interest. To secure timely and full payment under the Note, and performance of the obligations of Co-Debtors under the other Loan Documents, Pledgor hereby pledges to Secured Party and grants to Secured Party a security interest in (i) all of Pledgor’s right, title and interest in and to 520,850 shares of common stock of VoiceLink, being all of the capital stock of VoiceLink owned beneficially or of record by Pledgor, and 1,000 shares of common stock of One Touch, being all of the capital stock of One Touch owned beneficially or of record by Pledgor (collectively, the “Pledged Interests”); (ii) all warrants, conversion privileges or other rights to purchase or otherwise acquire any authorized but unissued shares of capital stock of VoiceLink and/or One Touch; (iii) all interest, dividends, distributions, instruments, securities and other payments and property from time-to-time received or receivable in respect of the Pledged Interests; and (iv) all proceeds of any of the foregoing (collectively, the “Equity Collateral”). In giving this Pledge, Pledgor delivers herewith to Secured Party all certificates, stock powers and other instruments and documents which embody, evidence or reflect the Pledged Interests, to be held by Secured Party subject to the terms and provisions hereof. This Pledge Agreement constitutes a security agreement under the Uniform Commercial Code of the State of Washington.

        3. Title. Pledgor has title to the Equity Collateral, free and clear of all liens and encumbrances except the security interest herein created, and has full power and authority to execute this Pledge Agreement. No financing statement covering all or any part of the Equity Collateral is on file in any public office, and no person or entity has a prior perfected interest in any of the Pledged Interests.

        4. Continuing Interest. The security interest created by this Pledge Agreement shall continue as to the Pledged Interests and the Equity Collateral for so long as any indebtedness is owed a Secured Party under the Note or any of the other Loan Documents, including any and all renewals, extensions or modifications of any Loan Document, and shall automatically attach to any additional common stock or other equity interests in One Touch and/or VoiceLink which may hereafter be issued to or owned by Pledgor.

        5. Voting and Other Rights.

                 5.1 In Absence of Default. So long as no Event of Default exists under any of the Loan Documents, Pledgor shall have all of the rights associated with ownership of the Pledged Interests, including without limitation, voting rights and rights to receive such dividends, income and other proceeds as may be lawfully declared and paid with respect to the Pledged Interest, subject to any and all restrictions on the payment of such dividends contained in the Loan Documents.

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                 5.2 Upon Occurrence of Default. Upon the occurrence of an Event of Default not timely cured after Notice, Secured Party at its option may declare a default under this Pledge Agreement. Notice of Secured Party's election to declare a default shall be deemed reasonably and properly given and received if mailed, postage prepaid, and addressed to Pledgor at their last known address. The security interest in the Pledged Interests and the Equity Collateral created by this Pledge Agreement may be foreclosed in accordance with the Uniform Commercial Code of the State of Washington by selling the Pledged Interests at a public or private sale, after such notice as may be required by law, it being agreed that 10 calendar days' notice is sufficient, and applying the proceeds thereof to amounts owed Secured Party under the Loan Documents, whether or not the same are then due and payable. In addition, Secured Party may avail itself of any and all other rights and remedies available to it under the Uniform Commercial Code of the State of Washington. Notwithstanding any provision of this Pledge Agreement to the contrary, the exercise of all rights and remedies of Secured Party pursuant to this Pledge Agreement is subject to and limited by the terms and provisions of the Modification Agreement.

        6. Protection Against Dilution. Pledgor agrees that Pledgor will not vote to cause (and will vote to oppose) MLCI, VoiceLink or One Touch to issue any additional stock or other equity interests (be it in the form of common or preferred stock of MLCI, VoiceLink or One Touch, or options or other securities convertible by their terms into such stock) to Pledgor, or any other person or entity without Lender’s prior written consent.

        7. Termination. Upon the payment in full of all amounts owed Secured Party under the Loan Documents, this Pledge Agreement shall terminate and the Pledged Interests shall be returned to Pledgor.

        8. General. No delay or failure by Secured Party to exercise any right or remedy on behalf of Secured Party shall constitute a waiver thereof, and no single or partial exercise by Secured Party of any right or remedy shall preclude other or further exercise thereof, nor the exercise of any other right or remedy. Secured Party shall not be deemed to have waived any of its rights hereunder or under any of the Loan Documents, or those of any Secured Party, unless such waiver is in writing. All of Secured Party’s remedies shall be cumulative and may be exercised singularly or concurrently.

        9. Perfection. In order to perfect Secured Party's security interest in and to the Pledged Interests and the Equity Collateral, Pledgor shall physically deliver the Pledged Interests to Secured Party.

        10. Acceleration. In the event of an Event of Default not timely cured after Notice, Secured Party may accelerate all balances yet unpaid evidenced by any of the Loan Documents, whether or not said obligations would otherwise be payable at the time of said notice of default or subsequent acceleration.

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        11. Pledge Agreement Not a Guaranty. This Pledge Agreement does not constitute the personal guarantee of Pledgor to repay any indebtedness of Borrower to Secured Party other than through Secured Party's foreclosure of the Pledged Interests, and shall not be interpreted or construed as such.

        12. Miscellaneous Provisions.

                 12.1 Modifications. This Pledge Agreement may not be changed orally. For a modification of this Pledge Agreement to be effective, it must be in writing and have been signed by Pledgor and Secured Party. Every right or remedy granted by this Pledge Agreement may be exercised as often as shall be deemed expedient by Secured Party.

                 12.2 Headings. Headings used in this Pledge Agreement have been included for convenience and ease of reference only, and will not influence the construction or interpretation of any provision of this Pledge Agreement.

                 12.3 Waiver. No right or obligation under this Pledge Agreement will be deemed to have been waived unless evidenced by a writing signed by the party against whom the waiver is asserted, or by the party's duly authorized representative. Any waiver will be effective only with respect to the specific instance involved, and will not impair or limit the right of the waiving party to insist upon strict performance of the right or obligation in any other instance, in any other respect, or at any other time. No failure on the part of Secured Party to exercise, and no delay in exercising any right or obligation under this Pledge Agreement shall operate as a waiver thereof.

                 12.4 Severability. The parties intend that this Pledge Agreement be enforceable to the greatest extent permitted by applicable law. Therefore, if any provision of this Pledge Agreement, on its face or as applied to any person or circumstance, is or becomes unenforceable to any extent, the remainder of this Pledge Agreement and the application of that provision to other persons, circumstances, or extent, will not be impaired.

                 12.5 References. Except as otherwise specifically indicated, all references to numbered or lettered sections or subsections refer to sections or subsections of this Pledge Agreement, and all references to this Pledge Agreement include any subsequent amendments to this Pledge Agreement.

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                 12.6 Attorneys’ Fees. If any litigation or other dispute resolution proceeding is commenced between parties to this Pledge Agreement to enforce or determine the rights or responsibilities of the parties, the prevailing party or parties in the proceeding will be entitled to receive, in addition to any other relief granted, its reasonable attorneys’ fees, expenses and costs. Such fees, expenses and costs shall include all statutory costs and disbursements, all costs associated with discovery depositions and expert witness fees, and all out-of-pocket costs incurred by the prevailing party in the prosecution or defense of the action. For purposes of this section, the phrase “litigation or other dispute resolution” shall be deemed to include any proceeding commenced in any court of general or limited jurisdiction, any arbitration or mediation, any proceeding commenced in the bankruptcy courts of the United States, and any appeal from any of the foregoing.

                 12.7 Governing Law and Venue; Waiver of Jury Trial. This Pledge Agreement will be construed and the rights, duties, and obligations of the parties will be determined in accordance with the laws of the State of Washington, including the Washington Uniform Commercial Code, and the federal laws of the United States of America. If any action or other proceeding shall be brought in connection with this Pledge Agreement, the venue of such action may, in the discretion of Secured Party, be in Spokane County, Washington. Pledgor hereby consents to the exclusive personal jurisdiction of the Superior Court of Spokane County and the United States District Court for the Eastern District of Washington. PLEDGOR WAIVES ANY RIGHT THAT PLEDGOR MIGHT HAVE TO DEMAND A JURY TRIAL OF ANY ISSUE ARISING OUT OF THIS PLEDGE AGREEMENT.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LEND MONEY, EXTEND
CREDIT OR FOREBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE
UNDER WASHINGTON LAW.

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        IN WITNESS WHEREOF, Pledgor has executed this Pledge Agreement the day and year first above written.

PLEDGOR:

MULTI-LINK TELECOMMUNICATIONS, INC., a Colorado corporation By /s/ Nigel Alexander Nigel Alexander, CEO

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